Exhibit 99.1

Contact:	Kelly Tacke Executive Vice President and Chief Financial Officer (972) 991-2422

Draft 2 – June 21- 11:15 CT

PALM HARBOR HOMES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

DALLAS, Texas (June 22, 2010) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today announced that its Board of Directors has adopted a shareholder rights plan (“rights plan”) to preserve the value of significant tax assets associated with the Company’s tax net operating loss carryforwards under Section 382 of the Internal Revenue Code.

Under the rights plan, one right will be distributed for each share of Palm Harbor Homes, Inc. common stock outstanding as of the close of business on June 22, 2010. Pursuant to the rights plan, if any person or group (subject to certain exceptions specified in the rights plan) acquires 4.99 percent or more of the outstanding shares of common stock of Palm Harbor Homes, Inc., without the approval of the Board of Directors, a significant dilution in the voting and economic ownership of such person or group would occur. The rights plan may be terminated by the Board of Directors at any time prior to the rights being triggered.

The rights plan will continue in effect until June 22, 2013, unless earlier terminated or the rights are redeemed by the Board of Directors or certain other events occur. The Company plans to submit the rights plan for ratification by its shareholders at the Annual Meeting of Shareholders to be held September 22, 2010.

Additional information regarding the rights plan will be filed by Palm Harbor Homes, Inc. in a Current Report on Form 8-K with the Securities and Exchange Commission. Shareholders of record of Palm Harbor Homes, Inc. as of June 22, 2010, will be mailed a summary of the rights plan.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

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